Exhibit 99.1

OCEANFIRST BANK CENTER TO BE NEW HOME OF

MONMOUTH UNIVERSITY BASKETBALL

Agreement Announced to Name the University’s Multipurpose Activity Center

WEST LONG BRANCH, N.J. (June 21, 2016) – Monmouth University and OceanFirst Bank today announced their partnership to name the university’s multipurpose activity center and basketball arena the OceanFirst Bank Center.

The $4 million agreement, which continues through 2036, includes official naming rights and other partnership benefits. The OceanFirst Bank brand will be displayed in prominent locations both inside and outside the facility. OceanFirst Bank’s mission and its commitment to the region and higher education are a natural fit with Monmouth University.

“OceanFirst Bank enjoys a great partnership with Monmouth University,” said OceanFirst Bank President and CEO Christopher D. Maher. “OceanFirst is committed to supporting higher education in our community and has directly benefited from a substantial number of Monmouth University alumni that serve as employees and officers at every level throughout the bank. We’re honored to have the OceanFirst brand aligned with such an extraordinary institution. This new relationship augments the funding by OceanFirst Foundation, which since its inception has awarded grants of over $616,000 to Monmouth University, including scholarships to 140 students over the past seven years, a program which we expect will continue in the years ahead.”

Monmouth University President Paul R. Brown spoke about the strong synergy the partnership with OceanFirst provides. “OceanFirst fits all of the criteria we were looking for in a naming rights partner. They are an industry leader in the region; they are committed to growth; and they bring a broad community connection that reinforces our relationships with students, alumni and friends in the region. OceanFirst’s demonstrated track record of support for higher education was also a critical component of our agreement.”

Jason Kroll, vice president of external affairs at Monmouth University, acknowledged the success of the men’s basketball program and the upward trajectory of the university created an appealing opportunity for corporate partners. “Monmouth University’s national profile is unmistakably on the rise and the stellar season our men’s basketball team enjoyed under Head Coach King Rice was a significant contributor to this ascent. The corporate community took notice, and we are thrilled to find a partner who shares our regional roots, our commitment to excellence, and our desire for even greater visibility.”

Located at the center of Monmouth’s campus, the 153,200 square foot OceanFirst Bank Center opened its doors in 2009. It is home to the university’s Division I athletic programs and houses a 4,100-seat competition arena; a 200-meter, six-lane indoor track; locker rooms; educational and conference space; the Leon Hess Champions’ Hall, fitness center, and the University Store. Its varied use attracts more than 120,000 unique visitors annually for men’s and women’s basketball games, concerts and shows, high school commencements and high school athletic tournaments, and sports camps and clinics

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About OceanFirst Bank:

OceanFirst Financial Corp. (NASDAQ:OCFC) is the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a community bank with $4.2 billion in assets, $3.2 billion in loans, $3.2 billion in deposits, and 50 branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. For more information call 1-888-OCEAN33 or visit www.oceanfirst.com.

About Monmouth University:

Monmouth University is the region’s premier private coastal university offering a comprehensive array of undergraduate, graduate and doctoral degree programs in a dynamic and personalized learning environment. Located in West Long Branch, New Jersey, Monmouth University’s magnificent campus is approximately one hour from both New York City and Philadelphia. Innovative academic programs, individual faculty attention, and nationally ranked Division I athletics make this private university a great place to find your future. To learn more, visit us at www.monmouth.edu.

MEDIA CONTACTS: Monmouth University Tara Peters – 732-263-5690 tpeters@monmouth.edu	OceanFirst Bank Cara Larned – 732-240-4500 X7538 clarned@oceanfirst.com